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                                                                    Exhibit 99.1
                                                                    ------------

                                                                   Jim Stapleton
                                              Vice President, Investor Relations
prosofttraining(TM)                                              ProsoftTraining
                                                                  (512) 225-6792
                                                   investors@prosofttraining.com
                                                   -----------------------------

                    ProsoftTraining Shuffles Management Team

                    $2.5 Million Hunt Financing Now Complete

         Austin, Texas - October 22, 2001 - ProsoftTraining (Nasdaq: POSO) announced today it will shuffle the roles and responsibilities of its executive management team in order to streamline operations and reduce general and administrative expenses. The Company also announced it had completed the sale of $2.5 million in convertible securities to Hunt Capital.

         Effective November 1, 2001 Jerry Baird, the company's chairman and CEO, will assume the day-to-day operating duties currently held by David Perl. Perl will resign as the company's president and COO and shift to a consultant role with the company. Jeff Korn, the company's general counsel will also resign, but will remain a director of the company. Robert Gwin has been promoted to executive vice president in addition to his current role as CFO. Gwin will take on more operating responsibility in the new executive structure.

         "Our executive management team concluded that, in this current economic environment, we could successfully manage our business with a leaner executive structure," said Jerry Baird. "A significant reduction in overhead expenses will allow us to return to profitability more quickly and provide more operating leverage in the company's financial model as we increase revenue."

         Baird continued, "David and I have worked closely together for the last three years building Prosoft into a leader in the information technology training and certification industry. David's new role will allow him to spend more time with his family while providing continuity in Prosoft's strategy and relationships."

                                     (more)

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Page 2 -- ProsoftTraining Shuffles Management Team
October 22, 2001

         The Company expects to take a charge in its first fiscal quarter ended October 31, 2001 to account for severance and related costs of its new operational structure.


This press release contains forward-looking information relating to revenue, the demand for and the success of our products. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Risk factors that could cause actual results to differ from those contained in these forward-looking statements include but are not limited to risks associated with business and economic conditions, the inability to eliminate necessary expenses and the other risks and uncertainties outlined in the Company's filings with the Securities and Exchange Commission, including but not limited to the Company's Annual Report on Form 10-K. The Company undertakes no obligation to update this forward-looking information.

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